Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-219212, filed on July 10, 2017 and amended on June 11, 2020) and No. 333-226646 (filed on August 7, 2018 and amended on June 11, 2020) of GrowGeneration Corp. (the “Company”) of our report dated March 28, 2021, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Plante & Moran, PLLC

 Denver, Colorado

April 13, 2021